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                                                                   Exhibit f.17

                                                                 EXECUTION COPY

                                  FEE AGREEMENT

                  THIS FEE AGREEMENT (the "Agreement") is dated as of December 31, 1996 among SIRROM CAPITAL CORPORATION ("Sirrom"), SIRROM FUNDING CORPORATION (the "Issuer), a Delaware corporation, HOLLAND LIMITED SECURITIZATION, INC. ("HLS") and ING BARING (U.S.) CAPITAL MARKETS, INC. ("ING Capital"), in its capacity as agent for HLS in respect of the "Notes" referred to below (in such capacity, the "Program Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the "Indenture" referred to below.


                              PRELIMINARY STATEMENT


                  A. The Issuer, Sirrom, as Servicer (in such capacity, the "Servicer") and First Trust National Association, as Trustee are parties to that certain Master Trust Indenture and Security Agreement of even date herewith (together with all "Supplements" thereto, as each may be amended, restated, supplemented or otherwise modified from time to time, the "Indenture"), pursuant to which the Issuer may from time to time authorize the issuance of Series of Notes.

                  B. The Issuer, the Servicer, HLS and the Program Agent are parties to that certain Note Purchase Agreement of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Note Purchase Agreement"), pursuant to which HLS has agreed to purchase and the Issuer has agreed to sell all of the Revolving Notes, Series 1996-1 (the "Revolving Notes") issued under the Indenture.

                  C. To induce HLS to enter into the Note Purchase Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  SECTION 1. Fees. Sirrom and the Issuer hereby agree to pay to HLS certain fees as follows:

                  (a) Facility Increase Fee. After the Closing Date of the Note Purchase Agreement, on the effective date of each increase in the Stated Amount (as defined in the Indenture) of the Revolving Notes, Sirrom shall pay to HLS a Facility Increase Fee in an amount equal to the product of (i) 0.75% and (ii) the

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amount of such increase in the Stated Amount of the Revolving Notes.

                  (b) Program Fees. After the Effective Date of the Note Purchase Agreement, the Issuer shall pay to the Program Agent each of the following fees (collectively for each Computation Period, the "Program Fees"), payable in arrears on each Monthly Payment Date (as defined in the Indenture), commencing with the Monthly Payment Date immediately succeeding the Effective Date and on the last day of the Revolving Period (as defined in the Indenture):

                  (i) a program fee, for the account of HLS, in an amount equal to the product of (i) a per annum rate of 2.25% and (ii) the Fee Basis (as defined below) during the immediately preceding Computation Period (as defined below); and

                  (ii) an unused facility fee, for the account of HLS, in an amount equal to the product of (i) a per annum rate of 0.50% and (ii) an amount equal to the excess of the average Stated Amount of the Revolving Notes owned by HLS, ING Capital and/or their respective Affiliates during the immediately preceding Computation Period and the Fee Basis during the immediately preceding Computation Period.

                  For the purposes of this Agreement "Effective Date" shall mean the date on which HLS shall have received written confirmation from Sirrom on behalf of the Issuer, in form and substance satisfactory to HLS, that all consents and approvals necessary for the consummation of the transactions contemplated by the Note Purchase Agreement, the Indenture and the Series 1996-1 Supplement (including, without limitation, approval of the Securities and Exchange Commission pursuant to the Investment Company Act of 1940) have been obtained. For the purposes of this Agreement "Fee Basis" shall mean the average Outstanding Principal Balance (as defined in the Series 1996-1 Supplement) of Revolving Notes during the Computation Period, calculated on the basis of a 360-day year and the number of actual days elapsed. For the purposes of this Agreement "Computation Period" shall mean (i) with respect to any Monthly Payment Date, the calendar month (or, in the case of the calendar month in which the Effective Date occurs, the portion of such calendar month following the Effective Date) immediately preceding the calendar month in which such Monthly Payment Date occurs, and (ii) with respect to any payment due on the last day of the Revolving Period, the period commencing on the first day of the calendar month in which the Revolving Period ends and ending on the last day of the Revolving Period.


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                  In the event that the day upon which the Program Fee would otherwise be due and payable occurs on a day which is not a Business Day, then such payment shall be deemed to be due and payable on the Business Day immediately succeeding such day.

                  SECTION 2.  Restriction on Certain Indebtedness.

                  (a) Sirrom agrees that, prior to the Scheduled Pay-Out Commencement Date (as defined in the Supplement for the Revolving Notes), so long as both

                  (x) HLS, ING Capital and/or their respective Affiliates (collectively, the "Purchasers") have not denied a request by Sirrom or the Issuer to increase the Stated Amount of any Revolving Note owned by the Purchasers such that after giving effect to such increase the aggregate Outstanding Principal Balance of the Revolving Notes and Fixed Principal Notes (collectively, the "Notes") owned by the Purchasers would be in an amount in excess of $100,000,000, but less than or equal to $200,000,000, and

                  (y) the aggregate Outstanding Principal Balance of the Notes owned by the Purchasers is less than $180,000,000,

are true, it will not incur, nor will it allow any of its Subsidiaries (as hereinafter defined) to incur, without the prior written consent of ING Capital, any Indebtedness (as hereinafter defined) other than Permitted Indebtedness (as hereinafter defined). For the purposes of this Agreement "Subsidiary " shall mean any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock or other interests having ordinary voting power to elect a majority of the board of directors (if a corporation) or to appoint the general partner (if a partnership) or otherwise direct the management of such corporation, partnership or other entity (irrespective of whether at the time stock or other interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Sirrom.

For the purposes of this Agreement "Indebtedness" of any Person shall mean:

         (i) indebtedness of such Person for borrowed money other than intercompany loans,

         (ii) obligations of such Person evidenced by bonds, debentures, Notes or other similar instruments,

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         (iii) any other financing, whether or not treated as indebtedness for generally accepted accounting principles, including the sale or other transfer of Eligible Loans in a securitization transaction.

For purposes of this Agreement "Permitted Indebtedness" shall mean:

         (i) any Indebtedness under the Notes owned by Purchasers,

         (ii) any Indebtedness incurred by Sirrom Investments, Inc. or its successors guaranteed by the U.S. Small Business Administration and any Indebtedness incurred under the Fourth Amended and Restated Loan Agreement dated as of August 16, 1996 by and among First Union National Bank of Tennessee, Sirrom Investments, Inc. and the other Lenders named therein (including any Add-On Loans thereunder) (as such term is defined in the Loan Purchase Agreement), as it may be amended (or replaced in whole or in part with a similar facility) or increased from time to time hereafter, so long as each such increase is approved by the U.S. Small Business Administration,

         (iii) any Indebtedness incurred by any Subsidiary of Sirrom guaranteed by the Federal Home Loan Bank and any Indebtedness incurred under a loan agreement with a third party lender in connection with Indebtedness guaranteed by the Federal Home Loan Bank,

         (iv) any Indebtedness that is used to finance and/or is secured by Loans that are not Eligible Loans,

         (v) any Indebtedness that is used to finance and/or is secured by convertible debt instruments,

         (vi) any Indebtedness that is used to finance and/or is secured by any other investments that are not Eligible Loans,

         (vii) any convertible debt financing,

         (viii) any Indebtedness incurred while the Outstanding Principal Balance of the Notes owned by Purchasers is greater than or equal to
         (x) $180,000,000, or (y) after a denial of a Requested Increase, 90% of the Stated Amount of the Notes on the date of such denial,

         (ix) any Indebtedness incurred while the Outstanding
         Principal Balance of the Notes owned by Purchasers is less

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         than $180,000,000 (or after a denial of a Requested Increase, 90% of the Stated Amount of the Notes on the date of such denial), but was greater than $180,000,000 (or after a denial of a Requested Increase, 90% of the Stated Amount of the Notes on the date of such denial) during the immediately preceding 15 days,

         (x) High Cost Indebtedness (as defined below).

For purposes of this Agreement "High Cost Indebtedness" shall mean any Indebtedness other than the types described in clauses (i) through (ix) of the defined term "Permitted Indebtedness" which is incurred by Sirrom or any of its Subsidiaries after the Amortization Date having a Comparison Percentage (as defined below) in excess of 2.50%. For the purposes of this Agreement "Comparison Percentage" shall mean, with respect to any Indebtedness, the spread (expressed as a percentage) charged by the lender thereof, in excess of such lenders cost of funds (expressed as a percentage), multiplied by a fraction, the numerator of which is 70%, and the denominator of which is the advance (expressed as a percentage) against Eligible Loans offered to Sirrom, or such Subsidiary, with respect to such Indebtedness.

                  (b) Upon the occurrence of any breach of the covenant described in clause (a) above, Sirrom shall pay to the Program Agent on each Monthly Payment Date, for the account of HLS, an amount equal to the product of
(x) the per annum rate of 2.25% and (y) the weighted average amount of the Indebtedness that does not constitute Permitted Indebtedness during the Collection Period for such Monthly Payment Date (the "Incremental Fee Amount"), such product to be calculated until the earlier to occur of the Scheduled Pay-Out Commencement Date for the Revolving Notes (as defined in the Supplement in respect of the Revolving Notes) owned by the Purchasers or the Take Out Date (as defined below). For the purposes of this Agreement "Take Out Date" shall mean the date following the Amortization Date when both (i) Holders of the Revolving Notes have been paid in full and (ii) Sirrom shall have paid the Make Whole Fee to the Program Agent (as defined below).

                  (c) Notwithstanding anything to the contrary set forth in this
Section 2, (i) in the event that Sirrom shall request in writing an increase (the "Requested Increase") in the Stated Amount of the Revolving Notes issued under the Indenture in an amount such that after giving effect to such increase, the sum of the Stated Amount thereof, plus the aggregate Outstanding Principal Balance of any Fixed Principal Notes issued under the indenture would not exceed $200,000,000 in the aggregate, and the

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Purchasers shall fail to increase such Stated Amount on the same terms and conditions as set forth in the Indenture and the Series 1996-1 Supplement, the amount in clause (y) in subsection (b) above shall be reduced to an amount equal to 90% of the Stated Amount of the Notes then owned by the Purchasers, and (ii) Sirrom and its Subsidiaries may issue common stock, preferred stock or other Equity Securities or securities convertible into or representing the right to acquire Equity Securities and utilize the net proceeds without restriction, including using the net proceeds to fund Eligible Loans and loans that are not Eligible Loans, to make any other investments, to engage in other activities and to pay down any amounts owing on the Revolving Notes.

                  (d) The parties hereto agree that for the purposes of this Agreement, neither Sirrom nor any of its Subsidiaries shall be deemed to have incurred any Indebtedness solely upon entering into an agreement containing a commitment or other agreement to extend Indebtedness to such Person, but rather Indebtedness shall occur on the date and in the amount of any advance, draw or other extension of credit with respect to any such agreement.

                  (e) Notwithstanding any provisions hereof to the contrary, the Incremental Fee Amount shall be waived by the Program Agent upon the merger of or sale of all or substantially all of the assets or equity of Sirrom to any Person that is not an affiliate of Sirrom (the date of such event being hereinafter referred to as the "Acquisition Date"); provided that Sirrom shall have paid the Make Whole Fee (as defined below) to the Program Agent.

For the purposes of this Agreement, "Make Whole Fee" as of any date of determination, shall mean an amount equal to the product of (a) the sum of (i) the Fee Basis as of the end of the most recently ended Computation Period plus
(ii) the amount of Indebtedness that does not constitute Permitted Indebtedness as of the end of such Computation Period, (b) 1.125% and (c) a fraction, the numerator of which is the number of months (rounded to the nearest whole number) remaining from the such date of determination to the Scheduled Pay-Out Commencement Date, and the denominator of which is 12.

                  SECTION 3. Representations and Warranties of Sirrom. Sirrom hereby represents and warrants to HLS and the Program Agent as follows:

                  (i) Sirrom is a corporation duly organized, validly existing and in good standing under the applicable laws of its jurisdiction of organization or

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         incorporation and has, in all material respects, full corporate power and authority to own its properties and conduct its business as such properties are presently owned and as such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.

                  (ii) The execution and delivery of this Agreement by Sirrom and the performance by Sirrom of this Agreement has been duly authorized by all necessary corporate action on the part of the Sirrom.

                  (iii) This Agreement has been duly and validly executed and delivered by Sirrom and constitutes a legal, valid and binding obligation of Sirrom enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws now and hereafter in effect affecting creditors' rights generally, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

                  (iv) Sirrom's execution and delivery of this Agreement, performance of the transactions contemplated by this Agreement, and fulfillment of the terms hereof, do not conflict with or violate in any material respects any material requirements of law applicable to Sirrom, or conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any material indenture, contract, agreement, mortgage, deed of trust or other instrument to which Sirrom is a party or by which it or its properties are bound in any manner which is likely to have a material adverse effect on Sirrom's ability to perform its obligations hereunder.

                  (v) No authorization, consent, license, order or approval of or registration or declaration with any Governmental Authority is required to be obtained, effected or given by Sirrom in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder.

                  SECTION 4. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure therefrom, shall in any event be effective unless the same shall

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be in writing and signed by each party hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  SECTION 5. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telex communication and communication by facsimile copy) and shall be delivered in accordance with the terms of the Note Purchase Agreement.

                  SECTION 6. Binding Effect; Assignability; Term. This Agreement shall be binding upon and inure to the benefit of Sirrom, HLS and the Program Agent and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Scheduled Pay-Out Commencement Date (as defined in the Supplement in respect of the Revolving Notes); provided, however, that the provisions of Section 2 shall be continuing and shall survive the termination of the Indenture and the repayment in full of the Notes.

                  SECTION 7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws and decisions of the State of New York.

                  SECTION 8. Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.


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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.



                                 SIRROM CAPITAL CORPORATION


                                 By:
                                      ------------------------------
                                      Name:
                                      Title:



                                 SIRROM FUNDING CORPORATION


                                 By:
                                      ------------------------------
                                      Name:
                                      Title:



                                 HOLLAND LIMITED SECURITIZATION, INC.

                                 By:  ING Baring (U.S.) Capital Markets,
                                      Inc., as its attorney-in-fact


                                 By:
                                      ------------------------------
                                      Name:
                                      Title:



                                 ING BARING (U.S.) CAPITAL MARKETS, INC., as Program Agent


                                 By:
                                      ------------------------------
                                      Name:
                                      Title:


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